Exhibit 99.1

Interstate Power and Light Company

An Alliant Energy Company

Corporate Headquarters

4902 North Biltmore Lane

Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145 Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Prices Public Offering of Green Bonds

$300 million in green bonds will be due in 2029

Madison, Wisconsin — March 25, 2019 — Interstate Power and Light Company (“IPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $300 million aggregate principal amount of 3.60% senior debentures. An amount equal to or in excess of the net proceeds from the offering will be or have been used for the construction and development of wind electric generating facilities. The senior debentures have an interest rate of 3.60% and will be due on April 1, 2029. The closing of the offering is expected to occur on April 1, 2019, subject to customary closing conditions.

The offering was marketed through a group of underwriters consisting of Barclays, J.P. Morgan, and Mizuho Securities as joint book-running managers, and KeyBanc Capital Markets, Ramirez & Co., Inc., and US Bancorp as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from Barclays by calling +1 (888) 603-5847, from J.P. Morgan by calling +1 (212) 834-4533, or from Mizuho Securities by calling +1 (866) 271-7403. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NASDAQ:LNT). The Iowa utility is based in Cedar Rapids, Iowa.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the senior debentures and other risks outlined in IPL’s public filings with the Commission, including IPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, IPL undertakes no obligation to update or revise its forward-looking statements.